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                               READ-RITE CORPORATION
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PRESS RELEASE



CONTACTS:        Read-Rite Corporation             Kekst and Company
                 Steve Polcyn                      Andrea Bergofin
                 408-956-2217                      Todd Fogarty
      Media:     Jerry Parrott                     212-593-2655
                 408-956-2217



FOR IMMEDIATE RELEASE

                  READ-RITE DECLARES DIVIDEND DISTRIBUTION OF
                        PREFERRED SHARES PURCHASE RIGHTS

      MILPITAS, CA -- March 4, 1997 -- Read-Rite Corporation (NASDAQ:RDRT) announced today that its Board of Directors has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the company's Common Stock.

      "Our Board has determined that this distribution of Rights is a prudent step given its unanimous conclusion that Read-Rite's continuing pursuit of its long-term strategic plan will best serve the interests of Read-Rite shareholders. The Rights are designed to protect and maximize the long-term value of the company for our shareholders by assuring that they receive fair and equal treatment in any unsolicited proposed takeover of the company," said Cyril J. Yansouni, chairman and chief executive officer.

      Each Right will entitle shareholders to buy one one-thousandth of a share of the company's Series A Participating Preferred Stock at an exercise price of $150.00. The Rights will become exercisable following the tenth day after a person or group announces acquisition of 20% or more of the company's Common Stock or announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 20% or more of the Common Stock. The company will be entitled to redeem the Rights for $.001 per Right at any time on or before the tenth day following acquisition by a person or group of 20% or more of the company's Common Stock.

      If, prior to redemption of the Rights, a person or group acquires 20% or more of the company's Common Stock (a "Flip-In"), each Right not owned by a holder of 20% or more of the Common Stock (or an affiliate of such a holder) will entitle its holder to purchase, at the Right's then current exercise price, that number of shares of Common Stock of the company (or, in certain circumstances as determined by the Board, cash, other property or other securities) having a market value at that time of twice the Right's exercise price. If, after a Flip-In, Read-Rite sells more than 50% of its assets or earning power or is acquired in a merger or other business combination transaction, the acquiring person must assume the obligations under the Rights, and the Rights will become exercisable to acquire Common Stock of the acquiring person at the discounted price. At any time after a Flip-In and prior to the acquisition by any person of 50% or more of the outstanding Common Stock, the Board of Directors of the company may exchange the Rights (other than those owned by the acquiring person or its affiliates) for Common Stock of the company at an exchange ratio of one share of Common Stock per Right.





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      The dividend distribution will be made on March 17, 1997, payable to shareholders of record on March 17, 1997. The Rights will expire on March 17, 2007. Prior to the time the Rights become exercisable, the Rights will be represented by and traded with Read-Rite's Common Stock and there will be no separate certificates or market for the Rights. Following such time as the Rights become exercisable, the Rights will separate from the Common Stock and trade separately.

      Read-Rite Corporation is the world's leading independent manufacturer of recording heads, head gimbal assemblies (HGAs) and head stack assemblies (HSAs) for disk drives and magnetoresistive heads for quarter-inch-cartridge tape drives. The company is headquartered in Milpitas, California and has operations in Thailand, Malaysia, the Philippines and Singapore. Read-Rite also has a strong presence in Japan through Read-Rite SMI Corporation, its joint venture with Sumitomo Metal Industries, Ltd. Read-Rite employs some 20,000 people. The company's home page on the World Wide Web can be reached at www.readrite.com.

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